                                                                   EXHIBIT 99(a)
From:  Group Maintenance America Corp.
       8 Greenway Plaza, Suite 1500
       Houston, Texas 77046
       (713) 860-0100
                                                                      MAK - 9801
                                                           FOR IMMEDIATE RELEASE

                 GROUPMAC ANNOUNCES COMPLETION OF ACQUISITIONS

     HOUSTON (January 20, 1998) - Group Maintenance America Corp. ("GroupMAC") (NYSE: MAK), announced today that it has completed the acquisition of eight of nine companies announced in December as having executed letters of intent. The last of the nine companies is expected to close in February.

     The eight companies are: A-1 Mechanical of Lansing, Inc. of Lansing, Michigan; Air Conditioning Engineers, Inc. of Utica, Michigan; Air Conditioning, Plumbing & Heating Service Co., Inc. ("APH Service Company") of Denver, Colorado; Chappell Air Conditioning of Clearwater, Florida; Hungerford Mechanical Corporation of Richmond, Virginia; Mechanical Interiors, Inc. of Dallas, Texas; Sterling Air Conditioning, Inc. of Pearland, Texas; and Wiegold & Sons, Inc. of Naples, Florida. These eight companies represent annual revenues of approximately $101 million.

     In addition to the nine companies announced in December, the Company also completed the acquisition of Valley Wide Plumbing & Heating, Inc. ("Valley Wide") of Avon, Colorado. Valley Wide provides primarily HVAC and plumbing maintenance, repair and replacement services to the commercial market and has annual revenues of approximately $4.9 million.

     "We are very proud to add these excellent companies to the GroupMAC family," stated J. Patrick Millinor, Jr., GroupMAC CEO. "They give us entry into six new cities and one new state. We are extremely pleased that our acquisition program has gotten off to such a great start so quickly after our successful initial public offering in November."

     Group Maintenance America Corp. is a leading provider of heating, air conditioning, plumbing and electrical services to residential and commercial customers. Headquartered in Houston, Texas, the Company has operations in 43 cities in 22 states throughout the United States.

     This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. Factors that could cause the Company's results to differ materially from current expectations are listed under the caption "Risk Factors" in the Company's Prospectus dated November 6, 1997 (Registration No. 333-34067).

     For additional information, contact Russell K. Bay, Vice President - Planning and Investor Relations, at (713) 860-0105. Other GroupMAC information and press releases are available through GroupMAC's homepage:
http://www.groupmac.com.